
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------                                                                    OMB APPROVAL
             FORM 3                                                                                 OMB Number:           3235-0104
--------------------------------                                                                    Expires:      December 31, 2001
                                                                                                    Estimated average burden
                                                                                                    hours per response     .... 0.5


(Print or Type Responses)

1. Name and Address of Reporting Person *

KRF5 Acquisition, L.L.C.
   (Last)                   (First)                 (Middle)

One Beacon Street, Suite 1500
                            (Street)

Boston                      MA                        02108
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

12/02/99

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

Krupp Realty Limited Partnership - V

5. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                          10% Owner
       -----                              -----
              Officer (give title           X   Other
       -----           below)             ----- (specify
                                                 below)

       May be deemed to be member of 13(d) group owning more than 10%
       --------------------------------------------------------------

6. If Amendment, Date or Original (Month/Year)


7. Individual or Join/Group Filing (Check Applicable Line)

               Form filed by One Reporting Person
       -----
         X     Form filed by More than One Reporting Person
       -----


                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Investor limited partnership interests of
Krupp Realty Limited Partnership - V                        1 (1)                        I           By limited partnership
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(3-99)


FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------
----------------------------  ---------------------  ------------------------------------------------

Explanation of Responses:

(1) The limited partnership interest may be deemed to be beneficially owned indirectly by Douglas Krupp and George Krupp, respectively. Douglas Krupp and George Krupp disclaim beneficial ownership of this interest except to the extent of their pecuniary interest therein.

The filing of this statement shall not be deemed an admission that the Reporting Persons are the beneficial owners of any securities not held directly for their accounts for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, or otherwise.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


    See pages 3 - 7 attached                          December 13, 1999
--------------------------------                      -----------------
** Signature of Reporting Person                            Date

                                   SIGNATURES


         After due inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this amendment is true, complete and correct.

Dated: December 13, 1999

                                       KR5 Acquisition, L.L.C.

                                            By: KRF Company, L.L.C.,
                                                its sole member

                                                By: The Krupp Family Limited
                                                    Partnership - 94,
                                                    its sole member


                                                    By: /s/ Douglas Krupp
                                                        -----------------
                                                        Name:  Douglas Krupp
                                                        Title: General Partner

                             JOINT FILER INFORMATION


Name:                               KRF COMPANY, L.L.C.

Address:                            One Beacon Street, Suite 1500
                                    Boston, Massachusetts 02108

Designated Filer:                   KR5 Acquisition, L.L.C.

Issuer:                             Krupp Realty Limited Partnership - V

Date of Event Requiring
    Statement:                      December 2, 1999

Signature:                          KRF Company, L.L.C.


                                    By: The Krupp Family Limited
                                        Partnership - 94, its sole member

                                        By: /s/ Douglas Krupp
                                            -----------------
                                            Name:  Douglas Krupp
                                            Title: General Partner

                             JOINT FILER INFORMATION


Name:                               THE KRUPP FAMILY LIMITED PARTNERSHIP - 94

Address:                            One Beacon Street, Suite 1500
                                    Boston, Massachusetts 02108

Designated Filer:                   KR5 Acquisition, L.L.C.

Issuer:                             Krupp Realty Limited Partnership - V

Date of Event Requiring
    Statement:                      December 2, 1999

Signature:                          The Krupp Family Limited Partnership - 94


                                        By: /s/ Douglas Krupp
                                            -----------------
                                            Name:  Douglas Krupp
                                            Title: General Partner

                             JOINT FILER INFORMATION


Name:                               DOUGLAS KRUPP

Address:                            One Beacon Street, Suite 1500
                                    Boston, Massachusetts 02108

Designated Filer:                   KR5 Acquisition, L.L.C.

Issuer:                             Krupp Realty Limited Partnership - V

Date of Event Requiring
    Statement:                      December 2, 1999

Signature:                          Douglas Krupp


                                    /s/ Douglas Krupp
                                    -----------------
                                    Douglas Krupp

                             JOINT FILER INFORMATION


Name:                               GEORGE KRUPP

Address:                            One Beacon Street, Suite 1500
                                    Boston, Massachusetts 02108

Designated Filer:                   KR5 Acquisition, L.L.C.

Issuer:                             Krupp Realty Limited Partnership - V

Date of Event Requiring
    Statement:                      December 2, 1999

Signature:                          George Krupp


                                    /s/ George Krupp
                                    ----------------
                                    George Krupp